SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is dated January 29, 2014,  and is by and between Exobox Technologies Corp, a Nevada corporation (the "Company") and  PDX Partners Inc,  a Colorado Corporation ("PDX") (individually referred to herein as Party and collectively as Parties) with respect to member interests of Cherubim Builders Group, LLC  ("CBG").

R E C I T A L S

WHEREAS, PDX has acquired 50.01% of  the member interest of CBG (the “Interest”), which is engaged as a general contractor of residential and multifamily properties in Texas;

WHEREAS, the Company is listed on the Pink Sheets under the symbol EXBX; and

WHEREAS, the Board of Directors of the Company and PDX deem it advisable that the  Company acquire the Interest in CBG by the issuance of new PDX common stock.

A G R E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  SHARE ISSUANCE

1.1

Issuance of Shares.  The Company agrees to acquire all, and PDX agrees to sell, all of the Interests it owns in CBG, when and if acquired by PDX, in exchange for 40,000,000 shares of new common stock of the Company (the "Shares") to be issued in accordance with Schedule I annexed hereto. This number of Shares gives effect to a proposed 1-for-2000 reverse stock split (the "Reverse") in the Company's common stock.  As of the date of this Agreement, the Company has approximately 475,000,000 shares of Common Stock outstanding, and is expected, as a result of the reverse stock split (but prior to the issuance of rounding shares in the reverse stock split) to have less than 250,000 outstanding shares, such that after the issuance of the Shares the Company shall have approximately 40,250,000 shares outstanding of common stock. The parties acknowledge that the Company currently has certain loans outstanding, and the Company shall settle these liabilities by the issuance of 20,000,000 shares of common stock (the "Settlement Shares") upon Closing. Following Reverse, the issuance of the Shares and the Settlement Shares, there will be approximately 60,250,000 shares outstanding.

1.02. Closing.  The Closing of the transactions contemplated by this Agreement (the                               "Closing") shall take place as soon as the following events have occurred, but in no                          event later than February 28th 2014 unless such date is extended in writing by                               all Parties.

1.02 (a)

A PCAOB audit shall have been completed on the Company for a period of two years, ending December 31, 2013.

1.02 (b)

A PCAOB audit shall have been completed on CBG for a period of two years, or as required by the requirements of the Securities and Exchange Commission, as contemplated by this transaction.

1.02 (c)

The Company shall have completed a holding company reorganization.

1.02 (d)

The Company shall have completed all necessary documents to accomplish the Reverse.

1.03.

Deliveries. The parties will deliver the following documents to the law office of

Hand & Hand, to be held in escrow pending Closing and the satisfaction of other                            conditions set forth in the Escrow Agreement:

1.03(a).  PDX shall deliver an assignment of all of the Interests of CBG which it owns to the Company.

1.03(b).  The Company shall deliver a board resolution for the issuance of the Shares and the Settlement Shares,  together with undated resolutions of the Board of Directors electing Patrick J. Johnson and Gary D. Fewell as directors, and Patrick J. Johnson as interim chief  executive officer, and Gary D. Fewell as chief  operating officer and  LaDonna Thorne as secretary.

1.03(c).  The Company shall deliver the resignations of all of its current officers           and directors.

             1.03(d).  The Company and the proposed new directors, and officers will agree in              writing to convert the note issued by the company, into the Settlement Shares.

             1.03(e).  An agreement mutually satisfactory to the parties, signed by the Company             and the directors and officers set forth in Section 1.03(b), that for three years                       following the Closing, the Company will not issue any shares of Common Stock                for a consideration of less than $.25 per share. This Agreement shall be delivered               to the Company's transfer agent.

1.03 (f). Following Closing, the Company shall not issue any shares of Common Stock until such time as the Promissory Note referred to in 2.3(d) of the Escrow Agreement is paid in full.

1.03 (g). Shaun Irvine shall deliver all shares of Series D Convertible Preferred Stock for cancellation.

II.

REPRESENTATIONS AND WARRANTIES OF PDX.

PDX represents and warrants to the Company that it has sole right to acquire the Interest in CBG (the "Interest"); that such Interest represents no less than 50.01% of the outstanding membership interests in CBG; that no options or other rights to acquire CBG interests are outstanding; and that its assets, liabilities and results of operations are accurately set forth in the financial records delivered to the Company.

III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to PDX that its financial information                         provided to PDX as of December 31, 2013 is correct in all material respects. The                            Company also represents that it intends to  dispose of all of its assets and liabilities Post-Closing, excluding liabilities to be satisfied per 1.01 above

IV.

CERTAIN AGREEMENTS

4.01

The Company shall file for the Reverse and the holding company reorganization as              soon as practicable. The Company also will become current in all its filings with the                      Securities and Exchange Commission as soon as practicable. The Company will pay for all             costs associated to bring the filings current up to the date of closing, with the exception of audits required by PDX.

4.02

The parties acknowledge that the former management of the Company has been                 given an option to purchase the current operations of the Company. In order to effectuate this option, immediately following the Closing and the holding company reorganization, the operating subsidiary will be sold.

V.

Miscellaneous Provisions

5.01. Finder's Fees, Investment Banking Fees.  Neither PDX nor the Company have                   retained or used the services of any person, firm or corporation in such manner as to require           the payment of any compensation as a finder or a broker in connection with the transactions           contemplated herein.

5.02.  Tax Treatment.  The transactions contemplated hereby do not qualify as a so-called         "tax-free" reorganization under the provisions of Section 368 of the Code.  The parties                   acknowledge, however, that they each have been represented by their own tax advisors in               connection with this transaction; that neither has made any representation or warranty to the           other with respect to the treatment of such transaction or the effect thereof under applicable            tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue                ruling has been obtained with respect to the effects thereof under the Internal Revenue Code          of 1986, as amended.

5.03. Further Assurances.  From time to time, at the other party's request and without                  further consideration, each of the Parties will execute and deliver to the others such                        documents and take such action as the other Party may reasonably request in order to                      consummate more effectively the transactions contemplated hereby.

5.04. Parties in Interest.  Except as otherwise expressly provided herein, all the terms and           provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be         enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors      and assigns of the parties hereto.

 5.05.  Entire Agreement; Amendments.  This Agreement, documents and writings referred to      herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written         instrument duly executed by the parties or their respective successors or assigns.

5.06.  Headings, Etc.  The section and paragraph headings contained in this Agreement are for  reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

5.07.

 Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the               masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or    entities may require.

5.08.

Counterparts.  This Agreement may be executed in several counterparts, each of which      shall be deemed an original but all of which together shall constitute one and the same instrument.

5.09.

Governing Law.  This Agreement shall be governed by the laws of the State of Nevada (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Nevada.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

PDX PARTNERS, INC.

EXOBOX TECHNOLOGIES CORP.

By:

/s/ Patrick Johnson

By:

/s/ Shaun Irvine

Patrick Johnson

                                          Shaun Irvine

President                     President